ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Series Trust

Columbia International Opportunities Fund

Effective May 1, 2015, the Fund made certain changes to its principal investment strategies. Such revised policies are described in a supplement, dated February 4, 2015, to the Fund’s prospectus filed with the Securities and Exchange Commission on February 4, 2015 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-15-033679), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.

Columbia Select International Equity Fund (formerly known as Columbia Multi-Advisor International Equity Fund)

Effective March 13, 2015, the Fund made certain changes to its principal investment strategies. Such revised principal investment strategies and policy are described in a supplement, dated February 4, 2015, to the Fund’s prospectus filed with the Securities and Exchange Commission on February 4, 2015 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-15-033655), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.